CERTIFICATE OF INCORPORATION

OF

ACURA PHARMACEUTICALS, INC.

As Restated and Filed August 13, 2004

and

As Amended through June 25, 2009

CERTIFICATE OF INCORPORATION

OF

ACURA PHARMACEUTICALS, INC.

FIRST:  The name of the Corporation shall be ACURA PHARMACEUTICALS, INC.

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or any other body without such consent or approval first being obtained.

THIRD: The Corporation is authorized to issue one class of stock, to be designated, “Common Stock”.  The total number of shares which the Corporation is authorized to issue is 100,000,000 all of which shares shall be Common Stock, $0.01 par value (the “Common”).

(a)                  Voting Rights.  Except as otherwise required by law or by this Certificate, each share of Common shall entitle the holder thereof to one vote on each matter submitted to a vote of the stockholders of the Corporation.

 (b)                  Dividend Rights.  The holders of the Common shall be entitled to receive, as, when and if declared by the Board, but only out of funds legally available therefor, cash dividends in such amounts as the Board may determine.

(c)                  Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation the holders of the Common shall be entitled to share on a share for share basis in the remaining assets of the Corporation.

(d)                  Residual Rights.  All rights accruing to the outstanding shares of the Corporation not otherwise expressly provided for herein shall be vested in the Common.

FOURTH:  The office of the Corporation is to be located in the County of New York, State of New York.  The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served.  The address to which the Secretary of State shall mail a copy of any such process so served is:

Acura Pharmaceuticals, Inc.
616 N. North Court, Suite 120
Palatine, Illinois 60067
Attention:  President

FIFTH:  The duration of said Corporation shall be perpetual.

SIXTH:  The number of directors shall be not less than three (3) nor more than eleven (11), none of whom need be stockholders of the Corporation.

SEVENTH:  Except as may be otherwise expressly provided in the Certificate of Incorporation, as from time to time amended, or in any duly adopted vote or resolution of the Board of Directors, no stockholder shall have any preemptive rights to subscribe to any issue of stock of the Corporation whether now or hereafter authorized or to any issue of any obligations of the Corporation convertible into stock of the Corporation, or to any issue of warrants for the issuance of or options for the purchase of stock of the Corporation, for whatever consideration the same may be issued, whether or not such issue of stock, obligations, warrants or options are offered to any other holders of stock or obligations of the Corporation.

EIGHTH:  No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

NINTH:  The Corporation shall, to the fullest extent possible permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have the power to indemnify under said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections of the Business Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the person so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

TENTH:  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director; provided that, except as hereinafter provided, this Article TENTH shall neither eliminate nor limit liability: (a) if a judgment or final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the director's acts violated Section 719 of the New York Business Corporation Law; or (b) for any act or omission prior to the effectiveness of this Article TENTH.  If the Corporation hereafter may by law be permitted to further eliminate or limit the personal liability of directors, then pursuant hereto the liability of a director of the Corporation shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law.  Any repeal of or modification to the provisions of this Article TENTH shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article TENTH immediately prior to such repeal or modification.